Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2020 Second Quarter Results

Business Performance on Track; Quarter Ahead of Company’s Expectations

Second quarter highlights, year-over-year

•	Sales increased 3.7 percent to $35.8 billion, up 4.1 percent on a constant currency basis

•	Operating income decreased 18.7 percent to $1.2 billion; Adjusted operating income decreased 12.0 percent to $1.7 billion, on both a reported and constant currency basis

•	EPS decreased 14.0 percent to $1.07; Adjusted EPS decreased 7.3 percent to $1.52, on both a reported and constant currency basis

Year-to-date highlights

•

Net cash provided by operating activities in the first half of fiscal 2020 was $2.5 billion, an increase of $1.3 billion compared with the same period a year ago; Free cash flow was $1.8 billion, an increase of $1.4 billion

Fiscal 2020 outlook

•	Prior to the COVID-19 pandemic, the company was on track to maintain fiscal 2020 guidance of roughly flat growth in adjusted EPS, at constant currency rates, plus or minus 3 percent

•	Future impacts of COVID-19 uncertain; updates will be provided in the next earnings report

Transformational Cost Management Program

•	Company on target to deliver in excess of $1.8 billion in annual cost savings by fiscal 2022

DEERFIELD, Ill., April 2, 2020—Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the second quarter of fiscal 2020, which ended February 29, 2020.

Executive Vice Chairman and CEO Stefano Pessina said, “We are pleased to report second quarter results exceeding our expectations, with sequential improvement in comparable U.S. prescription volume and retail sales. During these unprecedented times of global uncertainty, Walgreens Boots Alliance is on the front lines of combating the COVID-19 pandemic. Our number one priority is to continue to provide essential services, products and information at this critical moment of need, demonstrating our unwavering commitment to our customers and patients, and to our people.”

Overview of Second Quarter Results

Fiscal 2020 second quarter net earnings attributable to WBA decreased 18.2 percent to $946 million compared with the same quarter a year ago, while net earnings per share1 decreased 14.0 percent to $1.07 compared with the same quarter a year ago.

Adjusted net earnings attributable to WBA2 decreased 11.8 percent to $1.3 billion, on both a reported and constant currency basis, compared with the same quarter a year ago. Adjusted earnings per share were $1.52, a decrease of 7.3 percent on both a reported and constant currency basis, compared with the same quarter a year ago.

Sales in the second quarter were $35.8 billion, an increase of 3.7 percent from the year-ago quarter, and an increase of 4.1 percent on a constant currency basis. Effects from the COVID-19 pandemic began at the end of the second quarter and were not material to overall results.

Compared to the same quarter a year ago, operating income was $1.2 billion, a decrease of 18.7 percent, and adjusted operating income was $1.7 billion, a decrease of 12.0 percent, on both a reported and constant currency basis, reflecting lower U.S. pharmacy gross margin and year-over-year bonus changes, partially offset by cost savings from the Transformational Cost Management Program.

Net cash provided by operating activities was $1.4 billion in the second quarter and free cash flow was $1.1 billion.

Overview of Fiscal 2020 Year-to-Date Results

For the first six months of fiscal 2020, net earnings attributable to WBA decreased 21.4 percent to $1.8 billion compared with the same period a year ago, while net earnings per share1 decreased 16.8 percent to $2.01 compared with the same period a year ago.

Adjusted net earnings attributable to WBA2 for the first six months of fiscal 2020, decreased 11.8 percent to $2.6 billion, down 11.7 percent on a constant currency basis, compared with the same period a year ago. Adjusted earnings per share for the first six months of fiscal 2020 were $2.88, a decrease of 6.6 percent on a reported basis and a decrease of 6.5 percent on a constant currency basis, compared with the same period a year ago.

Sales in the first six months of fiscal 2020 were $70.2 billion, an increase of 2.7 percent from the same period a year ago, and an increase of 3.2 percent on a constant currency basis.

Operating income in the first six months of fiscal 2020 was $2.2 billion, a decrease of 23.0 percent from the same period a year ago. Adjusted operating income in the first six months of the fiscal year was $3.2 billion, a decrease of 13.7 percent from the same period a year ago, and a decrease of 13.6 percent on a constant currency basis.

Net cash provided by operating activities was $2.5 billion in the first six months of fiscal 2020, an increase of $1.3 billion from the same period last year, and free cash flow was $1.8 billion, an increase of $1.4 billion from the same period a year ago, reflecting strong working capital performance, prior year headwinds and favorable timing.

Company Outlook

Prior to the COVID-19 pandemic, the company was on track to maintain its guidance for full-year fiscal 2020, of roughly flat growth in adjusted EPS, at constant currency rates, with a range of plus or minus 3 percent. Second quarter financial performance exceeded the company’s expectations. Although the COVID-19 situation is ultimately temporary, given the many rapidly changing variables related to the pandemic, at this time WBA is not in a position to accurately forecast the future impacts. The company will continue to closely assess and manage this situation, and will provide further updates in the next earnings report when both the potential positive and negative effects of the pandemic will be known in more detail.

Progress on Strategic Priorities

During the second quarter of fiscal 2020, and since the close of the quarter, the company made substantial progress on its four strategic priorities: accelerating digitalization; transforming and restructuring its retail offering; creating neighborhood health destinations; and the Transformational Cost Management Program.

•	Walgreens Express used by more than 1 million patients for seamless prescription experience

•	Save A Trip Refills program, which aims to drive better clinical outcomes, patient enrollment up 4 percent from the first quarter

•	Find Care visits increased 40 percent, to 2 million, from the previous quarter

•	Boots UK partnership with LIVI will provide video general practitioner services and access to Boots pharmacy

•	Continued strong growth in Boots.com, with sales advancing 23 percent compared to a year ago

•	Progress on expansion of shared services

Actions to Support Customers, Patients and Team Members During COVID-19

WBA has taken numerous steps to support customers, patients and team members during the COVID-19 pandemic. The following are some examples:

•	Ensuring locations remain open and safe for customers and team members

•	Leveraging the company’s broad footprint of convenient, community locations to provide critical products

•	Expanded use of drive-thru for certain health, cleaning and grocery items

•	Free home delivery of prescriptions and products, and for online purchases in the U.S.

•	Providing health advice to customers on behalf of government agencies

•	Collaborating with health plans, physicians and governments to provide access to medications

•	Partnering with U.S. and UK governments to initiate testing

•	Expanded temporary benefits for certain team members

Business Divisions

Retail Pharmacy USA:

Retail Pharmacy USA had second quarter sales of $27.2 billion, an increase of 3.8 percent over the year-ago quarter. Sales in comparable stores increased 2.7 percent from the year-ago quarter. Comparable data in this press release exclude the favorable impact of the 2020 leap day.

Pharmacy sales increased 5.3 percent compared with the year-ago quarter, reflecting higher brand inflation and prescription volume, and specialty growth of 17.7 percent. Comparable pharmacy sales increased 3.7 percent. The division filled 296.8 million prescriptions, including immunizations, adjusted to 30-day equivalents in the quarter, an increase of 3.7 percent over the year-ago quarter. Prescriptions filled in comparable stores increased 4.9 percent compared with the same quarter a year ago.

The division’s retail prescription market share on a 30-day adjusted basis in the second quarter decreased approximately 50 basis points over the year-ago quarter to 21.0 percent, as reported by IQVIA.3

Retail sales decreased 0.3 percent in the second quarter compared with the year-ago period. Comparable retail sales were up 0.6 percent in the quarter, mostly due to strong growth in health and wellness, including a favorable cough, cold and flu season. Excluding tobacco and e-cigarettes, comparable retail sales increased 1.9 percent.

Gross profit decreased 4.3 percent compared with the same quarter a year ago and adjusted gross profit decreased 3.7 percent, with procurement savings, prescription growth and solid retail growth more than offset by reimbursement pressure.

Second quarter selling, general and administrative expenses (SG&A) as a percentage of sales decreased by 0.7 percentage point compared with the year-ago quarter. Adjusted SG&A as a percentage of sales decreased by 0.8 percentage point. Both decreases include savings from the Transformational Cost Management Program.

Operating income in the second quarter decreased 21.5 percent from the year-ago quarter to $963 million. Excluding costs related to the acquisition of Rite Aid stores and to the Transformational Cost Management Program, adjusted operating income in the second quarter decreased 12.9 percent from the year-ago quarter to $1.3 billion, reflecting the year-on-year bonus impact and a reimbursement contract true-up.

Retail Pharmacy International:

Retail Pharmacy International had second quarter sales of $3.1 billion, a decrease of 0.8 percent from the year-ago quarter, including a favorable currency impact of 0.9 percent. Sales decreased 1.7 percent on a constant currency basis, mainly due to a 1.2 percent decline in Boots UK sales and lower sales in Thailand and Chile.

Comparable pharmacy sales in Boots UK increased 1.8 percent on a constant currency basis, reflecting higher National Health Service (NHS) reimbursement, partially offset by lower prescription volume. Boots UK comparable retail sales decreased 4.6 percent on a constant currency basis. Overall, the business held share in its categories, in a declining market.

Gross profit increased 0.3 percent compared with the same quarter a year ago, including a favorable currency impact of 0.8 percent. Adjusted gross profit decreased 2.5 percent, on a constant currency basis, reflecting lower retail sales and margin in Boots UK.

SG&A as a percentage of sales increased 2.3 percentage points, including incremental costs associated with the Transformational Cost Management Program. Adjusted SG&A as a percentage of sales, on a constant currency basis, increased 1.6 percentage points. Both reflected the higher year-on-year bonus impact and higher technology investments.

Operating income in the second quarter decreased 31.4 percent from the year-ago quarter to $132 million, while adjusted operating income decreased 22.9 percent to $198 million, down 24.0 percent on a constant currency basis.

Pharmaceutical Wholesale:

Pharmaceutical Wholesale had second quarter sales of $6.1 billion, an increase of 5.7 percent from the year-ago quarter, including an adverse currency impact of 2.3 percent. On a constant currency basis, sales increased 8.0 percent, led by emerging markets and the UK.

Operating income in the second quarter was $136 million, which included $28 million from the company’s equity earnings in AmerisourceBergen. This compared with operating income of $100 million in the year-ago quarter, which included $83 million from the company’s equity earnings in AmerisourceBergen.

Adjusted operating income increased 4.6 percent to $235 million, up 5.2 percent on a constant currency basis, reflecting strong sales growth and a higher contribution from AmerisourceBergen, partially offset by lower gross margin.

Dividends Declared

During the second quarter, the company declared a quarterly dividend of 45.75 cents per share, unchanged from the previous quarter and an increase of 4 percent from the year-ago quarter. The dividend was payable March 12, 2020 to stockholders of record as of February 19, 2020.

Conference Call

WBA will hold a one-hour conference call to discuss the second quarter results beginning at 8:30 a.m. Eastern time today, April 2, 2020. The conference call will be simulcast through the WBA investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, April 2 through April 9, 2020, by calling +1 800 585 8367 within the U.S. and Canada, or +1 416 621 4642 outside the U.S. and Canada, using replay code 4048187.

[1]	All references to earnings per share (EPS) are to diluted EPS attributable to WBA.

[2]

Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for more detailed information regarding non-GAAP financial measures used, including all measures presented as “adjusted” or on a “constant currency” basis, and free cash flow.

[3]	Due to revisions made by IQVIA to the methodology used for its retail prescription database, market share has been restated for the comparable year-ago period.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, those regarding estimates of and goals for future tax, financial and operating performance and results (including those under “Company Outlook” and “Progress on Strategic Priorities” above), the expected execution and effect of our business strategies, our cost-savings and growth initiatives, pilot programs, strategic partnerships and initiatives, restructuring activities and the amounts and timing of their expected impact and the delivery of annual cost savings and the potential impacts on our business of the spread and impact of the COVID-19 pandemic are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “pilot,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” “continue,” “sustain,” “synergy,” “transform,” “accelerate,” “model,” “long-term,” “on track,” “on schedule,” “headwind,” “tailwind,” “believe,” “seek,” “estimate,” “anticipate,” “upcoming,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated, including, but not limited to, those relating to the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements, fluctuations in foreign currency exchange rates, the timing and magnitude of the impact of branded to generic drug conversions and changes in generic drug prices, our ability to realize synergies and achieve financial, tax and operating results in the amounts and at the times anticipated, the inherent risks, challenges and uncertainties associated with forecasting financial results of large, complex organizations in rapidly evolving industries, particularly over longer time periods, our supply, commercial and framework arrangements and transactions with AmerisourceBergen and their possible effects, the risks associated with the company’s equity method investment in AmerisourceBergen, circumstances that could give rise to the termination, cross-termination or modification of any of our contractual obligations, the amount of costs, fees, expenses and charges incurred in connection with strategic transactions, whether the costs and charges associated with restructuring initiatives will exceed estimates, our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions and joint ventures in the amounts and at the times anticipated, the timing and amount of any impairment or other charges, the timing and severity of cough, cold and flu season, risks relating to the spread and impact of COVID-19, risks related to pilot programs and new business initiatives and ventures generally, including the risks that anticipated benefits may not be realized, changes in management’s plans and assumptions, the risks associated with governance and control matters, the ability to retain key personnel, changes in economic and business conditions generally or in particular markets in which we participate, changes in financial markets, credit ratings and interest rates, the risks relating to the terms, timing, and magnitude of any share repurchase activity, the risks associated with international business operations, including the risks associated with the withdrawal of the United Kingdom from the European Union and international trade policies, tariffs, including tariff negotiations between the United States and China, and relations, the risks associated with cybersecurity or privacy breaches related to customer information, changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms and the associated impacts on volume and operating results, risks related to competition, including changes in market dynamics, participants, product and service offerings, retail formats and competitive positioning, risks associated with new business areas and activities, risks associated with acquisitions, divestitures, joint ventures and strategic investments, including those relating to the asset acquisition from Rite Aid, the risks associated with the integration of complex businesses, the impact of regulatory restrictions and outcomes of legal and regulatory matters, and risks associated with changes in laws, including those related to the December 2017 U.S. tax law changes, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended August 31, 2019 and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.

We do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is a global leader in retail and wholesale pharmacy, touching millions of lives every day through dispensing and distributing medicines, its convenient retail locations, digital platforms and health and beauty products. The company has more than 100 years of trusted health care heritage and innovation in community pharmacy and pharmaceutical wholesaling.

Including equity method investments, WBA has a presence in more than 25 countries, employs more than 440,000 people and has more than 18,750 stores.

WBA’s purpose is to help people across the world lead healthier and happier lives. The company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. The company’s businesses have been recognized for their Corporate Social Responsibility. Walgreens was named to FORTUNE* magazine’s 2019 Companies that Change the World list and Boots UK was recognized as Responsible Business of the Year 2019-2020 by Business in the Community.

WBA is included in FORTUNE’s 2020 list of the World’s Most Admired Companies. This is the 27th consecutive year that WBA or its predecessor company, Walgreen Co., has been named to the list.

More company information is available at www.walgreensbootsalliance.com.

*	© 2019, Fortune Media IP Limited. Used under license.

(WBA-ER)

Media Relations	Contact

U.S. / Morry Smulevitz International	+1 847 315 0517 +44(0)2079808585

Investor Relations	Contact

Gerald Gradwell and Jay Spitzer	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended		Six months ended
	February 29, 2020	February 28, 2019	February 29, 2020	February 28, 2019
Sales	$35,820	$34,528	$70,160	$68,321
Cost of sales	28,307	26,773	55,384	52,925

Gross profit	7,513	7,754	14,776	15,395
Selling, general and administrative expenses	6,308	6,320	12,570	12,599
Equity earnings in AmerisourceBergen	28	83	41	121

Operating income	1,233	1,517	2,247	2,918
Other income	25	19	60	45

Earnings before interest and income tax provision	1,259	1,536	2,307	2,963
Interest expense, net	162	181	328	342

Earnings before income tax provision	1,097	1,356	1,979	2,621
Income tax provision	160	226	193	406
Post tax earnings from other equity method investments	15	9	7	24

Net earnings	952	1,138	1,793	2,238
Net earnings (loss) attributable to noncontrolling interests	5	(18)	2	(41)

Net earnings attributable to Walgreens Boots Alliance, Inc.	$946	$1,156	$1,791	$2,279

Net earnings per common share:
Basic	$1.07	$1.25	$2.02	$2.43
Diluted	$1.07	$1.24	$2.01	$2.42

Weighted average common shares outstanding:
Basic	884.5	928.4	887.9	938.3
Diluted	885.5	930.7	889.1	941.1

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in millions)

	February 29, 2020	August 31, 2019
Assets
Current assets:
Cash and cash equivalents	$792	$1,023
Accounts receivable, net	7,572	7,226
Inventories	9,652	9,333
Other current assets	893	1,118

Total current assets	18,909	18,700

Non-current assets:
Property, plant and equipment, net	13,482	13,478
Operating lease right-of-use assets	21,755	—
Goodwill	16,788	16,560
Intangible assets, net	10,929	10,876
Equity method investments	6,921	6,851
Other non-current assets	1,218	1,133

Total non-current assets	71,094	48,899

Total assets	$90,003	$67,598

Liabilities and equity
Current liabilities:
Short-term debt	$5,984	$5,738
Trade accounts payable	14,968	14,341
Operating lease obligation	2,278	—
Accrued expenses and other liabilities	5,408	5,474
Income taxes	23	216

Total current liabilities	28,662	25,769

Non-current liabilities:
Long-term debt	10,625	11,098
Operating lease obligation	21,959	—
Deferred income taxes	1,637	1,785
Other non-current liabilities	2,786	4,795

Total non-current liabilities	37,007	17,678

Total equity	24,334	24,152

Total liabilities and equity	$90,003	$67,598

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Six months ended
	February 29, 2020	February 28, 2019
Cash flows from operating activities:
Net earnings	$1,793	$2,238
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	969	990
Deferred income taxes	(45)	161
Stock compensation expense	67	63
Equity (earnings) from equity method investments	(47)	(145)
Other	37	155
Changes in operating assets and liabilities:
Accounts receivable, net	(324)	(1,164)
Inventories	(242)	(557)
Other current assets	56	(61)
Trade accounts payable	555	682
Accrued expenses and other liabilities	139	(542)
Income taxes	(355)	(522)
Other non-current assets and liabilities	(119)	(104)

Net cash provided by operating activities	2,484	1,195

Cash flows from investing activities:
Additions to property, plant and equipment	(705)	(793)
Proceeds from sale-leaseback transactions	333	—
Proceeds from sale of other assets	37	54
Business, investment and asset acquisitions, net of cash acquired	(286)	(347)
Other	3	41

Net cash used for investing activities	(617)	(1,046)

Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	(655)	336
Proceeds from debt	9,860	6,414
Payments of debt	(9,465)	(3,117)
Stock purchases	(913)	(3,113)
Proceeds related to employee stock plans	28	138
Cash dividends paid	(857)	(841)
Other	(82)	67

Net cash used for financing activities	(2,085)	(115)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	—

Changes in cash, cash equivalents and restricted cash:
Net increase (decrease) in cash, cash equivalents and restricted cash	(218)	34
Cash, cash equivalents and restricted cash at beginning of period	1,207	975

Cash, cash equivalents and restricted cash at end of period	$988	$1,009

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Company Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

Fiscal 2020 second-quarter comparable sales and prescriptions filled figures for the company’s Retail Pharmacy divisions exclude the benefit of this year’s leap day.

For the company’s Retail Pharmacy divisions, comparable stores are defined as those that have been open for at least twelve consecutive months without closure for seven or more consecutive days and without a major remodel or being subject to a natural disaster in the past twelve months. Relocated stores are not included as comparable stores for the first twelve months after the relocation. Acquired stores are not included as comparable stores for the first twelve months after acquisition or conversion, when applicable, whichever is later. Comparable store sales, comparable pharmacy sales and comparable retail sales refer to total sales, pharmacy sales and retail sales, respectively, in such stores. For the Retail Pharmacy USA division, comparable numbers of prescriptions refer to number of prescriptions in such stores. The method of calculating comparable sales varies across the retail industry. As a result, the company’s method of calculating comparable sales may not be the same as other retailers’ methods.

With respect to the Retail Pharmacy International division, comparable store sales, comparable pharmacy sales and comparable retail sales, are presented on a constant currency basis, which are non-GAAP financial measures. Refer to the discussion above in “Constant currency” for further details on constant currency calculations.

Key Performance Indicators

The company considers certain metrics, including all comparable metrics, number of prescriptions, number of 30-day equivalent prescriptions and number of locations at period end, to be key performance indicators because the company’s management has evaluated its results of operations using these metrics and believes that these key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of the company from period to period and trends in its historical operating results. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

NET EARNINGS AND DILUTED NET EARNINGS PER SHARE

	Three months ended		Six months ended
	February 29, 2020	February 28, 2019	February 29, 2020	February 28, 2019
Net earnings attributable to Walgreens Boots Alliance, Inc. (GAAP)	$946	$1,156	$1,791	$2,279

Adjustments to operating income:
Acquisition-related amortization and impairment	117	123	235	246
Acquisition-related costs	99	82	223	148
Transformational cost management	123	150	209	179
Adjustments to equity earnings in AmerisourceBergen	73	9	152	54
LIFO provision	28	8	61	48
Store optimization	30	31	39	51
Certain legal and regulatory accruals and settlements	—	14	—	24

Total adjustments to operating income	469	417	919	749

Adjustments to other income (expense):
Net investment hedging (gain) loss	7	6	(4)	2
Gain on sale of equity method investment	—	—	(1)	—

Total adjustments to other income (expense)	6	6	(5)	2

Adjustments to income tax provision:
Equity method non-cash tax	1	15	(1)	19
U.S. tax law changes[1]	—	9	(6)	(3)
Tax impact of adjustments[2]	(97)	(81)	(177)	(139)

Total adjustments to income tax provision	(95)	(57)	(184)	(123)

Adjustments to post tax equity earnings from other equity method investments:
Adjustments to equity earnings in other equity method investments[3]	15	—	43	—

Total adjustments to post tax equity earnings from other equity method investments	15	—	43	—

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$1,343	$1,522	$2,565	$2,908

Diluted net earnings per common share (GAAP)	$1.07	$1.24	$2.01	$2.42
Adjustments to operating income	0.53	0.45	1.03	0.80
Adjustments to other income (expense)	0.01	0.01	(0.01)	—
Adjustments to income tax provision	(0.11)	(0.06)	(0.21)	(0.13)
Adjustments to equity earnings in other equity method investments[3]	0.02	—	0.05	—

Adjusted diluted net earnings per common share (Non-GAAP measure)	$1.52	$1.64	$2.88	$3.09

Weighted average common shares outstanding, diluted (in millions)	885.5	930.7	889.1	941.1

[1]	Discrete tax-only items.

[2]	Represents the adjustment to the GAAP basis tax provision commensurate with non-GAAP adjustments and the adjusted tax rate true-up.

[3]

Beginning in the quarter ended May 31, 2019, management reviewed and refined its practice to reflect the proportionate share of certain equity method investees’ non-cash items or unusual or infrequent items consistent with the company’s non-GAAP measures in order to provide investors with a comparable view of performance across periods. These adjustments include acquisition-related amortization and acquisition-related costs and were immaterial for the prior periods presented. Although the company may have shareholder rights and board representation commensurate with its ownership interests in these equity method investees, adjustments relating to equity method investments are not intended to imply that the company has direct control over their operations and resulting revenue and expenses. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of these equity method investees.

	Three months ended February 29, 2020
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Sales	$27,245	$3,056	$6,066	$(546)	$35,820
Gross profit (GAAP)	$5,806	$1,182	$523	$3	$7,513
Acquisition-related costs	32	—	—	—	32
Transformational cost management	3	—	—	—	3
LIFO provision	28	—	—	—	28
Store optimization	1	—	—	—	1

Adjusted gross profit (Non-GAAP measure)	$5,870	$1,182	$523	$3	$7,577

Selling, general and administrative expenses (GAAP)	$4,844	$1,050	$414	$—	$6,308
Acquisition-related amortization and impairment	(79)	(19)	(19)	—	(117)
Acquisition-related costs	(67)	—	—	—	(67)
Transformational cost management	(66)	(47)	(6)	—	(120)
Store optimization	(29)	—	—	—	(29)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,602	$984	$388	$—	$5,974

Operating income (GAAP)	$963	$132	$136	$2	$1,233
Acquisition-related amortization and impairment	79	19	19	—	117
Acquisition-related costs	99	—	—	—	99
Transformational cost management	69	47	6	—	123
Adjustments to equity earnings in AmerisourceBergen	—	—	73	—	73
LIFO provision	28	—	—	—	28
Store optimization	30	—	—	—	30

Adjusted operating income (Non-GAAP measure)	$1,267	$198	$235	$2	$1,703

Gross margin (GAAP)	21.3%	38.7%	8.6%		21.0%
Adjusted gross margin (Non-GAAP measure)	21.5%	38.7%	8.6%		21.2%
Selling, general and administrative expenses percent to sales (GAAP)	17.8%	34.4%	6.8%		17.6%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	16.9%	32.2%	6.4%		16.7%
Operating margin[2]	3.5%	4.3%	1.8%		3.4%
Adjusted operating margin (Non-GAAP measure)[2]	4.7%	6.5%	2.2%		4.5%

[1]

Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three and six month period ended February 29, 2020 includes AmerisourceBergen equity earnings for the period of October 1, 2019 through December 31, 2019 and July 1, 2019 through December 31, 2019, respectively. Operating income for the three and six month period ended February 28, 2019 includes AmerisourceBergen equity earnings for the period of October 1, 2018 through December 31, 2018 and July 1, 2018 through December 31, 2018, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen and adjusted equity earnings in AmerisourceBergen, respectively.

	Three months ended February 28, 2019
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Sales	$26,257	$3,082	$5,738	$(549)	$34,528
Gross profit (GAAP)	$6,067	$1,179	$511	$(2)	$7,754
Acquisition-related costs	19	—	—	—	19
Transformational cost management	—	23	—	—	23
LIFO provision	8	—	—	—	8
Store optimization	1	—	—	—	1

Adjusted gross profit (Non-GAAP measure)	$6,095	$1,202	$511	$(2)	$7,806

Selling, general and administrative expenses (GAAP)	$4,840	$987	$493	$—	$6,320
Acquisition-related amortization and impairment	(79)	(25)	(20)	—	(123)
Acquisition-related costs	(63)	—	—	—	(63)
Transformational cost management	(14)	(16)	(96)	—	(126)
Store optimization	(30)	—	—	—	(30)
Certain legal and regulatory accruals and settlements	(14)	—	—	—	(14)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,640	$946	$378	$—	$5,963

Operating income (GAAP)	$1,226	$192	$100	$(1)	$1,517
Acquisition-related amortization and impairment	79	25	20	—	123
Acquisition-related costs	82	—	—	—	82
Transformational cost management	14	40	96	—	150
Adjustments to equity earnings in AmerisourceBergen	—	—	9	—	9
LIFO provision	8	—	—	—	8
Store optimization	31	—	—	—	31
Certain legal and regulatory accruals and settlements	14	—	—	—	14

Adjusted operating income (Non-GAAP measure)	$1,455	$256	$225	$(1)	$1,935

Gross margin (GAAP)	23.1%	38.2%	8.9%		22.5%
Adjusted gross margin (Non-GAAP measure)	23.2%	39.0%	8.9%		22.6%
Selling, general and administrative expenses percent to sales (GAAP)	18.4%	32.0%	8.6%		18.3%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.7%	30.7%	6.6%		17.3%
Operating margin[2]	4.7%	6.2%	0.3%		4.2%
Adjusted operating margin (Non-GAAP measure)[2]	5.5%	8.3%	2.3%		5.3%

[1]

Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three and six month period ended February 29, 2020 includes AmerisourceBergen equity earnings for the period of October 1, 2019 through December 31, 2019 and July 1, 2019 through December 31, 2019, respectively. Operating income for the three and six month period ended February 28, 2019 includes AmerisourceBergen equity earnings for the period of October 1, 2018 through December 31, 2018 and July 1, 2018 through December 31, 2018, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen and adjusted equity earnings in AmerisourceBergen, respectively.

	Six months ended February 29, 2020
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Sales	$53,377	$5,801	$12,072	$(1,091)	$70,160
Gross profit (GAAP)	$11,497	$2,238	$1,039	$2	$14,776
Acquisition-related costs	60	—	—	—	60
Transformational cost management	3	3	—	—	6
LIFO provision	61	—	—	—	61
Store optimization	1	—	—	—	1

Adjusted gross profit (Non-GAAP measure)	$11,622	$2,241	$1,039	$2	$14,904

Selling, general and administrative expenses (GAAP)	$9,686	$2,062	$822	$—	$12,570
Acquisition-related amortization and impairment	(156)	(41)	(39)	—	(235)
Acquisition-related costs	(161)	—	(1)	—	(163)
Transformational cost management	(133)	(56)	(14)	—	(203)
Store optimization	(38)	—	—	—	(38)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$9,199	$1,964	$768	$—	$11,931

Operating income (GAAP)	$1,811	$176	$258	$2	$2,247
Acquisition-related amortization and impairment	156	41	39	—	235
Acquisition-related costs	221	—	1	—	223
Transformational cost management	136	59	14	—	209
Adjustments to equity earnings in AmerisourceBergen	—	—	152	—	152
LIFO provision	61	—	—	—	61
Store optimization	39	—	—	—	39

Adjusted operating income (Non-GAAP measure)	$2,423	$276	$464	$2	$3,166

Gross margin (GAAP)	21.5%	38.6%	8.6%		21.1%
Adjusted gross margin (Non-GAAP measure)	21.8%	38.6%	8.6%		21.2%
Selling, general and administrative expenses percent to sales (GAAP)	18.1%	35.6%	6.8%		17.9%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.2%	33.9%	6.4%		17.0%
Operating margin[2]	3.4%	3.0%	1.8%		3.1%
Adjusted operating margin (Non-GAAP measure)[2]	4.5%	4.8%	2.2%		4.2%

[1]

Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three and six month period ended February 29, 2020 includes AmerisourceBergen equity earnings for the period of October 1, 2019 through December 31, 2019 and July 1, 2019 through December 31, 2019, respectively. Operating income for the three and six month period ended February 28, 2019 includes AmerisourceBergen equity earnings for the period of October 1, 2018 through December 31, 2018 and July 1, 2018 through December 31, 2018, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen and adjusted equity earnings in AmerisourceBergen, respectively.

	Six months ended February 28, 2019
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Sales	$51,979	$5,982	$11,446	$(1,086)	$68,321
Gross profit (GAAP)	$12,067	$2,306	$1,023	$(1)	$15,395
Acquisition-related costs	28	—	—	—	28
Transformational cost management	—	25	—	—	25
LIFO provision	48	—	—	—	48
Store optimization	1	—	—	—	1

Adjusted gross profit (Non-GAAP measure)	$12,144	$2,331	$1,023	$(1)	$15,498

Selling, general and administrative expenses (GAAP)	$9,675	$2,036	$889	$(1)	$12,599
Acquisition-related amortization and impairment	(155)	(52)	(39)	—	(246)
Acquisition-related costs	(120)	—	—	—	(120)
Transformational cost management	(16)	(42)	(96)	—	(154)
Store optimization	(49)	—	—	—	(49)
Certain legal and regulatory accruals and settlements	(24)	—	—	—	(24)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$9,311	$1,943	$753	$(1)	$12,006

Operating income (GAAP)	$2,393	$270	$255	$—	$2,918
Acquisition-related amortization and impairment	155	52	39	—	246
Acquisition-related costs	148	—	—	—	148
Transformational cost management	16	67	96	—	179
Adjustments to equity earnings in AmerisourceBergen	—	—	54	—	54
LIFO provision	48	—	—	—	48
Store optimization	51	—	—	—	51
Certain legal and regulatory accruals and settlements	24	—	—	—	24

Adjusted operating income (Non-GAAP measure)	$2,834	$388	$445	$—	$3,667

Gross margin (GAAP)	23.2%	38.6%	8.9%		22.5%
Adjusted gross margin (Non-GAAP measure)	23.4%	39.0%	8.9%		22.7%
Selling, general and administrative expenses percent to sales (GAAP)	18.6%	34.0%	7.8%		18.4%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.9%	32.5%	6.6%		17.6%
Operating margin[2]	4.6%	4.5%	1.2%		4.1%
Adjusted operating margin (Non-GAAP measure)[2]	5.5%	6.5%	2.4%		5.1%

[1]

Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three and six month period ended February 29, 2020 includes AmerisourceBergen equity earnings for the period of October 1, 2019 through December 31, 2019 and July 1, 2019 through December 31, 2019, respectively. Operating income for the three and six month period ended February 28, 2019 includes AmerisourceBergen equity earnings for the period of October 1, 2018 through December 31, 2018 and July 1, 2018 through December 31, 2018, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen and adjusted equity earnings in AmerisourceBergen, respectively.

EQUITY EARNINGS IN AMERISOURCEBERGEN

	Three months ended		Six months ended
	February 29, 2020	February 28, 2019	February 29, 2020	February 28, 2019
Equity earnings in AmerisourceBergen (GAAP)	$28	$83	$41	$121
Acquisition-related amortization	31	33	61	63
Litigation settlements and other	8	(17)	44	(24)
Asset Impairment	29	—	29	6
LIFO provision	3	(1)	14	15
PharMEDium remediation costs	3	4	6	10
U.S. tax law changes	—	(10)	—	(17)
Anti-Trust	(2)	—	(2)	—

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$101	$92	$193	$175

ADJUSTED EFFECTIVE TAX RATE

	Three months ended February 29, 2020			Three months ended February 28, 2019
	Earnings before income tax provision	Income tax provision	Effective tax rate	Earnings before income tax provision	Income tax provision	Effective tax rate
Effective tax rate (GAAP)	$1,097	$160	14.6%	$1,356	$226	16.7%
Impact of non-GAAP adjustments	476	89		423	84
U.S. tax law changes	—	—		—	(9)
Equity method non-cash tax	—	(1)		—	(15)
Adjusted tax rate true-up	—	8		—	(3)

Subtotal	$1,573	$256		$1,779	$283

Exclude adjusted equity earnings in AmerisourceBergen	(101)	—		(92)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$1,472	$256	17.4%	$1,687	$283	16.8%

	Six months ended February 29, 2020			Six months ended February 28, 2019
	Earnings before income tax provision	Income tax	Effective tax rate	Earnings before income tax provision	Income tax	Effective tax rate
Effective tax rate (GAAP)	$1,979	$193	9.7%	$2,621	$406	15.5%
Impact of non-GAAP adjustments	914	173		751	139
U.S. tax law changes	—	6		—	3
Equity method non-cash tax	—	1		—	(19)
Adjusted tax rate true-up	—	3		—	—

Subtotal	$2,893	$376		$3,372	$529

Exclude adjusted equity earnings in AmerisourceBergen	(193)	—		(175)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$2,700	$376	13.9%	$3,197	$529	16.5%

FREE CASH FLOW

	Three months ended		Six months ended
	February 29, 2020	February 28, 2019	February 29, 2020	February 28, 2019
Net cash provided by operating activities (GAAP)	$1,423	$735	$2,484	$1,195
Less: Additions to property, plant and equipment	(318)	(324)	(705)	(793)

Free cash flow (Non-GAAP measure)[1]	$1,105	$411	$1,779	$401

[1]

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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